Exhibit 10.1
TRANSITION SERVICES AGREEMENT

dated June 20, 2025 (the Effective Date)

PARTIES

1.
Holcim Ltd, a corporation (Aktiengesellschaft) incorporated in the Canton of Zug, Switzerland with enterprise identification number (UID) CHE-100.136.893 and its registered office at Grafenauweg 10, 6300 Zug (Holcim)

2.
Amrize Ltd, a corporation (Aktiengesellschaft) incorporated in the Canton of Zug, Switzerland with enterprise identification number (UID) CHE-238.689.758 and its registered office at Grafenauweg 8, 6300 Zug (SpinCo)

(each a party and together, the parties, and each such party when indicated in Schedule 1 (Services) that such party (or its Affiliate) is to provide Services, the Service Provider, and each such party when indicated in Schedule 1 (Services) that such party (or its Affiliate) is to receive Services, the Service Recipient)

WHEREAS:

(A)
Holcim and SpinCo, or certain of their respective Affiliates, have entered into that certain Separation and Distribution Agreement, dated as of June 20, 2025, as amended, modified or supplemented (together with all exhibits and schedules thereto, the Separation Agreement), pursuant to which Holcim is being separated into two separate, publicly traded companies, one for each of (i) the Holcim Business (as defined in the Separation Agreement) and (ii) the SpinCo Business (as defined in the Separation Agreement).

(B)	The parties have agreed to enter into this Transition Services Agreement (this Agreement) to govern the separation and transition of Holcim and its Affiliates from SpinCo and its Affiliates.

(C)
The parties have agreed that, subject to the terms and conditions of this Agreement: (i) the Service Provider shall provide the Services to the Service Recipient and its Affiliates; and (ii) the parties will reasonably co-operate to achieve Migration, in each case, on the terms of this Agreement.

IT IS AGREED:

1.          Definitions and Interpretations

Words and expressions used in this Agreement shall be interpreted in accordance with Schedule 6 (Definitions and Interpretation).

2.          Provision of Services by the Service Provider

2.1         In consideration of the Service Recipient paying the Service Charges, and subject to the terms and conditions of this Agreement, the Service Provider shall use commercially reasonable efforts to perform the Services in accordance with the relevant Service Level.

2.2          The Service Provider:

(a)
shall have no obligation to increase the levels of human resources, equipment or other resources allocated by the Service Provider Group to any Service in the twelve (12) months immediately before the Effective Date; and

(b)
may, in providing the Services, rely on the provision of data and information to it by or on behalf of the Service Recipient Group. Except as otherwise agreed in writing, the Service Provider Group has no obligation to review, verify or otherwise confirm the accuracy, completeness or sufficiency of that data or information. No member of the Service Provider Group shall have any liability in connection with this Agreement whether in contract, tort (including negligence) as a result of the inaccuracy, insufficiency or incompleteness of any data or information provided by or on behalf of the Service Recipient Group.

2.3         Within the first sixty (60) days (or, with respect to services that previously were provided on a quarterly or annual basis during a time of year other than such sixty (60) day period, within the first twelve (12) months) following the Effective Date, a party may request in writing to the other party that such other party make available services, under the terms and subject to the conditions of this Agreement, in addition to those described in Schedule 1 (Services), that such requesting party or its Affiliates (or its or their business or operations) received from the other party or its Affiliates (or its or their business or operations) in the ordinary course of business during the twelve (12) months before the Effective Date (such services, in each case excluding Excluded Services, Omitted Services). With respect to any Omitted Services, the parties shall work collaboratively and in good faith to determine whether an Omitted Service should be added as a Service to this Agreement. The Service Provider shall only be required to provide Omitted Services as Services hereunder following a written amendment to this Agreement to be mutually and reasonably agreed to by the parties, and only where (a) the Service Provider Group provides such services for its own business or operations and where, without such services, the Service Recipient Group would suffer a material adverse impact on its business and operations, and (b) the Service Recipient is not reasonably capable of providing such services or procuring such services from its Affiliates or a Third Party on commercially reasonable terms. Any Omitted Service agreed in writing by the parties to be provided hereunder shall be deemed a Service within the scope of this Agreement, and shall be provided by the Service Provider and charged to the Service Recipient (as agreed to in writing) by the parties from the date such Omitted Services are first provided to Service Recipient or its Affiliates hereunder.

3.          Duration of Agreement

3.1         This Agreement starts on the Effective Date and, unless terminated earlier under clause 13 or clause 16.2, expires automatically without notice at midnight CEST on the day on which the last Service Term expires (the Term).

3.2          Each Service shall:

(a)	be provided from the Effective Date, unless another date is specified in Schedule 1 (Services); and

(b)	subject to earlier termination under clause 13 or clause 16.2 or extension under clause 3.3, terminate automatically without notice at midnight CEST on the last day of the relevant Initial Term.

3.3          If expressly permitted in Schedule 1 (Services) on a Service-by-Service basis, the Service Recipient may extend the provision of a Service beyond the Initial Term for up to the relevant Optional Extension Term by giving written notice prior to the end of the Initial Term for such notice period identified for such Service in Schedule 1 (Services), in each case, subject to a fifteen percent (15%) increase to the applicable Service Charge for that Service during that Optional Extension Term; provided, that to the extent that the Service Provider’s ability to provide a Service that is subject to such Optional Extension Term is dependent on the continuation of, or described in Schedule 1 (Services) as linked or bundled with, the provision of other Services that are expiring or otherwise being terminated during such Optional Extension Term, then the parties will discuss in good faith how to ensure the continued provision of such other dependent Services and the extension of the provision of the Service designated by the Service Recipient shall not occur unless and until the parties, acting reasonably, so agree in writing with respect to such other dependent Services.

3.4         The Service Recipient shall use its reasonable best efforts to transition off each Service as soon as reasonably practicable and in any event before the end of the relevant Service Term.

4.          Project Leaders

4.1          On or promptly following the Effective Date, the parties shall each appoint a representative with overall responsibility for the provision/receipt of the Services and for planning and implementing the Migration (each a Project Leader). The Project Leaders may delegate any of their responsibilities under this Agreement to one or more team members (as notified to the other party from time to time). As at the Effective Date, Holcim’s Project Leader shall be the Head of Operational Excellence, and SpinCo’s Project Leader shall be Executive VP of Strategy and M&A.

4.2          The Project Leaders (or their designated team members) shall:

(a)	co-ordinate regular project meetings; and

(b)	provide regular status updates and performance reports relating to each party’s progress in fulfilling milestones and performing its obligations under this Agreement and the Migration Plan.

4.3          In addition, promptly following the Effective Date, the parties shall establish a steering committee comprised of the Project Leaders and at least two (2) other representatives of each party to assist in overseeing the activities under this Agreement, and such steering committee shall meet (either in person or electronically) at least quarterly (or such other frequency mutually agreed upon by the parties from time to time).

5.          Migration

5.1         The Service Provider shall, for the Services provided by it or on its behalf, use commercially reasonable efforts to help plan for and assist with the efficient migration by the Service Recipient and its applicable Affiliates of the Services, to the extent set forth in Schedule 3 (Migration), to the IT Systems of the Service Recipient and its Affiliates themselves, or of Third Parties approved by the Service Recipient in writing (such approval not to be unreasonably withheld, conditioned or delayed) (Migration). The Service Provider will not have any obligation to transfer any Services or primarily organize, perform or execute the Migration, except to the extent required by this clause 5. The transfer of the Services and the Migration shall be performed by the Service Recipient and its Affiliates or any Third Parties retained by the Service Recipient or its Affiliates.

6.          Payment

6.1         The Service Recipient shall pay, or procure the payment of, the Charges to the relevant Service Provider. The Service Recipient shall pay all sums due under this Agreement without set-off or counterclaim.

6.2          The Service Recipient shall pay the Charges invoiced by the Service Provider under this Agreement within thirty (30) days after the date of each invoice (the Due Date). The Service Recipient shall make all payments (including the Charges) under this Agreement: (a) to the relevant Bank Account; and (b) in immediately available funds by electronic transfer by the Due Date. Receipt by Service Provider of the amount due shall be an effective discharge of the relevant payment obligation.

6.3          If any sum due for payment by the Service Recipient under this Agreement is not paid:

(a)
by the Due Date, the Service Recipient shall pay interest on that sum from (but excluding) the Due Date to (but excluding) the date of actual payment, at (i) the rate last quoted as of the time of determination by The Wall Street Journal as the “Prime Rate” in the United States plus two hundred (200) basis points, or (ii) if lower, the highest rate of interest permitted by applicable Law at such time, compounded monthly (provided, that interest shall not accrue pursuant to this clause 6.3(a) to the extent, and for as long as, any such unpaid amounts are being disputed in good faith); and

(b)
within thirty (30) days from, and including, the Due Date, then, without limiting its rights under clause 13, the Service Provider may suspend all or part of the Services. The suspended Services need not relate to the unpaid amount. The Service Provider shall give at least five (5) Business Days’ notice before suspending any Service, and if Service Recipient makes payment of such due sum prior to the end of such five (5) Business Day period then the Service Provider shall not suspend the Services.

6.4        If any Third Party Costs associated with the provision of any Service increases (including increased charges under Third Party Supply Contracts and all Costs arising from changes in Law or the requirements of any Regulator), the relevant Service Provider may, on prior notice to the Service Recipient, increase the Service Charges to reflect that increase. The parties shall use commercially reasonable efforts to consult and reasonably cooperate with each other in an effort to minimize any such material increased Costs.

7.          Tax

Withholdings and tax on payments

7.1         Except as provided in this Agreement or as required by Law, each party shall pay all sums due under this Agreement free and clear of any deduction or withholding. If any deduction or withholding is required by Law from any payment by the Service Recipient, the Service Recipient shall pay such additional amount as shall, after the deduction or withholding has been made, leave the relevant Service Provider with the full amount that it would have received if no deduction or withholding had been required.

7.2          If any amount paid in respect of a Service Recipient Obligation (including any amount deducted or withheld from such payment) is required by Law to be brought into charge to Tax (or would be but for a Relief), other than any such Tax imposed on or with reference to gross or net income, profits or receipts, then the Service Recipient shall pay such additional amount as will ensure that the total amount paid, less the Tax chargeable on that amount (or that would be chargeable but for the Relief), is equal to the amount that would otherwise be payable.

7.3          The parties shall cooperate reasonably and in good faith and shall take all steps reasonably required and lawfully available to them to avoid any deductions or withholdings in respect of any payment payable from or on behalf of the Service Recipient and obtain appropriate Relief for any deductions or withholdings in respect of any payment payable from or on behalf of the Service Recipient.

VAT

7.4          Unless stated otherwise in this Agreement, all sums payable by the Service Recipient under this Agreement are exclusive of any applicable VAT. If the Service Provider (or an Affiliate of the Service Provider) is required to account to a Taxing Authority for or otherwise suffers VAT in respect of any supply under this Agreement, the Service Recipient shall pay to the Service Provider (in addition to any other consideration for that supply) an amount equal to that VAT; provided, that it has first received a valid VAT invoice, if required, for such supply.

If one party (the Paying Party) is required by this Agreement to reimburse the other party (the Payee Party) for any Costs, the Paying Party shall also reimburse the Payee Party for any VAT incurred by the Payee Party (or any of its Affiliates) in respect of that Cost, except to the extent that the Payee Party (or its Affiliate) is entitled to Relief in respect of that VAT. To the extent permitted by Law, each Party shall use commercially reasonable efforts to reduce or eliminate any VAT applicable to any sums payable under this Agreement.

8.          IT Risk Control

8.1         To prevent unauthorized access to, or use of, any IT Systems, each party shall, and shall procure that its Affiliates shall, in connection with this Agreement and the provision and receipt of Services hereunder:

(a)	comply with the notified security policies and procedures (including in relation to authorization and access control procedures) of the other party and its Affiliates; and

(b)
continually assess and, where relevant, immediately act to prevent or mitigate, and report to the other parties, any threats of which such party or its Affiliates become aware to the IT Systems arising as a result of any access granted under this Agreement.

8.2          Each party shall use its reasonable best efforts to ensure that it does not introduce into the other parties’ IT Systems any software virus or other malicious code that might affect the Services or corrupt, damage or erase any data or applications on those IT Systems.

8.3          The Service Recipient must not, and must ensure that each other member of the Service Recipient Group does not, make any changes to the Service Recipient’s IT Systems that may have a material adverse impact on the Service Provider’s provision of the Services.

8.4          The Service Provider may suspend the Service Recipient Group’s access to the IT Systems used by the Service Provider Group if and for so long as, in its reasonable opinion, the integrity or security of the IT Systems, or any data stored on them, is being or is likely to be jeopardised, and the Service Recipient shall reasonably cooperate with the Service Provider to eliminate any such risk.

9.          General Obligations

9.1          Without prejudice to its other obligations in this Agreement, the Service Recipient shall:

(a)	use, and shall procure that its Affiliates shall use, the Services solely for the purposes of carrying on the business of the Service Recipient Group;

(b)
provide all reasonable co-operation to the Service Provider in connection with this Agreement, including by: (i) on request, promptly providing any information, documentation or access to its facilities or personnel which are required to provide the Services or to comply with the Migration Plan; and (ii) ensuring any dealings with the Service Provider Group’s customers and Third Party Suppliers, which are required in connection with this Agreement, are conducted in a professional manner;

(c)	not use, or attempt to access or interfere with, any IT Systems or data used by the Service Provider Group, unless authorized to do so under this Agreement; and

(d)
promptly notify the Service Provider of any circumstance (including a failure on the part of the Service Recipient to comply with its obligations under this Agreement) which it reasonably believes may have a material adverse impact on the Service Provider’s ability to provide the Services or otherwise comply with this Agreement.

9.2          Each party shall:

(a)	comply in all material respects with applicable Laws in connection with this Agreement; and

(b)	obtain and maintain in force all licenses, consents, permits and approvals of Regulators that are necessary in connection with this Agreement (Regulatory Approvals).

9.3          No party shall be required to perform any obligation under this Agreement or to allow, take or omit to take any action that it reasonably believes would result in the breach of any applicable Law or the breach of any term of any Regulatory Approval.

10.          Third Party Supply Contracts and Authorizations

10.1       The Service Provider shall use commercially reasonable efforts to obtain and maintain all necessary Authorizations, and (subject to clause 10.6) to not knowingly cause the early termination (but, for clarity, not the expiration) of a Third Party Supply Contract, for the duration of the relevant Service Term. In addition, if a Third Party Supply Contract that is reasonably necessary to provide a Service is to expire during the relevant Service Term, the Service Provider shall use commercially reasonable efforts to renew such Third Party Supply Contract if the Service Recipient agrees in writing with the Service Provider that the Service Recipient will bear any and all Costs associated with such renewal in connection with the provision of such Service.

10.2       The Service Recipient shall provide, at its own Cost, any assistance reasonably required by the Service Provider to procure any Authorization and shall pay or reimburse the Service Provider for any notified costs, expenses, fees or charges imposed by a Third Party for the provision of any Authorization (Authorization Expenses) in accordance with clause 6. The Service Provider shall use commercially reasonable efforts to minimize any Authorization Expenses.

10.3        If a Third Party refuses to provide an Authorization, or a Third Party Supply Contract is terminated or expires during a relevant Service Term, and subject to clause 10.4:

(a)	the relevant Service Provider shall notify the Service Recipient as soon as reasonably practicable;

(b)	the relevant Service Provider shall discuss in good faith with the Service Recipient how to minimize any resulting adverse impact on the Services; and

(c)
the parties shall reasonably cooperate to identify and procure or develop mutually agreed alternative arrangements for the provision of the impacted Services (or equivalent services) in accordance with this Agreement to the extent practicable, and the relevant Service Recipient shall bear, in addition to other amounts due hereunder, any additional Costs incurred by the Service Provider in connection with any such agreed-to alternative arrangement.

10.4        The Service Provider shall not be required to obtain or maintain any Authorization where this would require the Service Provider to:

(a)	modify or amend a Third Party Supply Contract in a manner that is, in the Service Provider’s reasonable opinion, detrimental to the Service Provider Group in any material respect;

(b)	incur or pay any Authorization Expense or other cost that is, in the Service Provider’s reasonable opinion, excessive or unreasonable (unless the Service Recipient agrees to pay such cost);

(c)
enter into any agreement or deed, or provide any undertaking, to secure an Authorization if, in the Service Provider’s reasonable opinion, the terms are unreasonable or detrimental in any material respect to the Service Provider Group; or

(d)	commence any legal action or proceedings against any person.

10.5       Without prejudice to clause 10.3, the Service Provider shall not be in breach of this Agreement, and its obligation to provide the Service (or part of a Service) to which an Authorization or Third Party Supply Contract relates shall immediately cease if:

(a)	a Third Party Supplier does not grant an Authorization; provided, that the Service Provider has complied with clause 10.1; or

(b)	a Third Party Supply Contract is terminated or expires during a relevant Service Term; provided, that the Service Provider has complied with clause 10.1,

and, in each case, the Service Charges charged for that Service to the extent such Service is no longer being provided shall no longer be due or payable, and any Service Charges already paid for Services which have not been provided shall be credited against other Service Charges.

10.6        The Service Recipient shall not knowingly cause the Service Provider to be in breach of any Third Party Supply Contract.

10.7       The Service Provider will exclusively manage its relationship with Third Party Suppliers in connection with the Services and, unless the Service Provider otherwise agrees in writing or to the extent reasonably necessary and appropriate with respect to a Third Party Supplier that is providing Services directly to the Service Recipient or its Affiliates, the Service Recipient must not, and must procure that each other member of the Service Recipient Group does not, discuss with any Third Party Supplier the provision of the Services or the terms of this Agreement.

11.          Intellectual Property

11.1        Nothing in this Agreement shall:

(a)
operate to transfer or (except to the extent necessary for, and solely for the purposes of, providing or receiving (as applicable) the Services during the Service Term) otherwise grant to any party any right or interest in any other party’s Intellectual Property; or

(b)	affect the ownership by any party or its licensors of Intellectual Property existing at the Effective Date.

11.2        The parties acknowledge that any Intellectual Property:

(a)
owned by, or licensed to, the Service Provider (or a member of the Service Provider Group) and made available to the Service Recipient Group in connection with the Service Provider’s provision of the Services under this Agreement; or

(b)	created or developed by, or on behalf of, the Service Provider Group after the Effective Date,

shall vest automatically and from creation in, and otherwise remain the sole property of, the Service Provider or its licensors (as applicable), and the Service Provider or its licensors (as applicable) shall own all Intellectual Property subsisting in that Intellectual Property.

12.          Indemnity and Limitation of Liability

12.1       Each party shall indemnify, defend and hold harmless the other party, its Affiliates and their respective current and former directors, officers, employees and agents (solely in their respective capacities as current and former directors, officers, employees or agents thereof) and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the Indemnitees) against all Indemnifiable Losses that result from a breach by such indemnifying party of this Agreement or the gross negligence or willful misconduct of such indemnifying party under or in connection with this Agreement.

12.2       Notwithstanding any other provision of this Agreement, no party shall be in breach of, or under any liability to make any payment to another party in respect of, this Agreement to the extent that the breach or payment obligation arises as a result of any breach by the other party of its obligations under this Agreement.

12.3       Each party and its Affiliates shall not be liable to the other party or its Affiliates for any punitive, incidental, consequential, special, or indirect damages, including any loss of profits, business reputation, or loss of, or damage to, data, in each case whether direct or indirect (except as may be awarded to a Third Party in connection with a third-party claim that is subject to the indemnification claims hereunder). In addition, each party (in its capacity as Service Provider) and its Affiliates shall not be liable to the other party (in its capacity as Service Recipient) or its Affiliates for:

(a)
any Indemnifiable Losses that are incurred by the Service Recipient Group as a result of the Service Provider’s breach of its obligations under this Agreement to the extent such breach was caused by the act or omission of a Third Party Supplier (including a breach, by that Third Party Supplier of its obligations under a Third Party Supply Contract);

(b)	any interruption, disruption or downtime in the Services to the extent caused by the acts or omissions of a Third Party Supplier or other Third Party (other than an Affiliate of Service Provider); or

(c)	any failure to perform, or delay in performing, a Service, an obligation under the Migration Plan (if and to the extent applicable) or any other obligation under this Agreement to the extent that:

(i)
the failure or delay was caused by the Service Recipient’s or its Affiliate’s failure or delay in performing or satisfying any obligation or responsibility which the Service Provider depends on for the proper performance of its obligations under this Agreement; or

(ii)	the Service Recipient or its Affiliates have otherwise caused or contributed to the failure (whether by act, omission or delay);

in each case, whether in contract (including under any indemnity or warranty), tort (including negligence), or otherwise, that arise under or in connection with this Agreement.

12.4       The aggregate amount of the liability of each party (in its capacity as Service Provider) under this Agreement for all Claims (including under any indemnity or warranty) shall not exceed:

(a)	for Claims relating to the Services, the aggregate Service Charges paid or payable in respect of the Services under this Agreement; and

(b)	for Claims relating to Migration, the aggregate Migration Costs paid or payable in respect of the Migration under this Agreement.

12.5        The limitations in clauses 12.3 and 12.4 shall not apply to:

(a)	liability for death or personal injury caused by the relevant party’s gross negligence or willful misconduct;

(b)	liability for fraud or fraudulent misrepresentation; or

(c)	any other liability that cannot be excluded by Law.

12.6      The indemnification procedures set forth in Section 6.4, Section 6.5, Section 6.7 and Section 6.8 of the Separation Agreement shall apply to the matters indemnified hereunder, mutatis mutandis.

12.7       An Indemnitee making a Claim hereunder shall, in relation to any loss or damage that may give rise to a Claim against the other party, take all reasonable steps to avoid or mitigate that loss or damage.

12.8       Notwithstanding any other provision in this Agreement, to the extent permitted by applicable Law, each party (in its capacity as Service Provider) shall not be liable for any Claim after, on a Service-by-Service basis, the first anniversary of the date on which the applicable Service Term for the relevant Service expired or was terminated.

13.          Termination

Termination of Services

13.1        If specified in Schedule 1 (Services), the Service Recipient may, subject to clause 13.2, terminate a Service (as a whole) for convenience before the end of the relevant Service Term by giving the relevant Service Provider at least the relevant minimum notice period set out in that Schedule 1; provided, that to the extent that the Service Provider’s ability to provide a Service is dependent on the continuation of, or described in Schedule 1 (Services) as linked or bundled with, the Service to be terminated, then the parties will discuss in good faith how to ensure the continued provision of such other dependent Service and the early termination of the Service designated by the Service Recipient shall not occur unless and until the parties, acting reasonably, so agree in writing with respect to such other dependent Services.

13.2        On termination of any Service, any Related Services shall terminate automatically with immediate effect.

13.3        If the Service Recipient terminates a Service for convenience in accordance with clause 13.1, the Service Recipient shall pay to the relevant Service Provider any Costs that the Service Provider is obliged to pay in connection with that early termination of the Service (including any Costs in relation to the early termination of or continued payment obligations under Third Party Supply Contracts).

13.4        The Service Provider may terminate a Service or, in the case of clause 13.4(b), its Migration obligations with immediate effect by giving notice to the Service Recipient if:

(a)	The Service Recipient breaches clause 10.6 and, as a result, the relevant Third Party Supplier terminates, or serves notice to terminate, a Third Party Supply Contract; or

(b)
the Service Recipient commits a material breach of any material obligation under this Agreement relevant to that Service or the Migration and fails to remedy or reasonably mitigate it within thirty (30) days of receipt of a notice giving full particulars of the breach and requiring it to be remedied.

Termination of this Agreement

13.5       This Agreement shall terminate automatically upon the expiration of the term for all of the Services (inclusive of any applicable Optional Extension Terms), and in any event shall terminate automatically two (2) years after the Effective Date.

13.6        This Agreement shall terminate automatically in accordance with clause 16.2.

13.7      This Agreement shall terminate automatically with immediate effect, without penalty or compensation to either party, in the event that and to the extent that, the Service Provider or a relevant member of the Service Provider Group is required to cease providing the Services or any material aspect of them by Law or by any Regulator (and the parties shall reasonably cooperate to identify and procure or develop mutually agreed alternative arrangements for the provision of the impacted Services (or equivalent services) in accordance with this Agreement to the extent practicable, and the relevant Service Recipient shall bear, in addition to other amounts due hereunder, any additional Costs incurred by the Service Provider in connection with any such agreed-to alternative arrangement).

13.8        Either party may terminate this Agreement with immediate effect by notice to the other party if:

(a)
the other party fails to pay any sum payable under this Agreement within thirty (30) days after it has become due; provided, that such amount is not disputed in good faith and subject to Service Provider having first suspended such Service pursuant to clause 6.3(b); or

(b)	the other party commits a material breach of this Agreement and fails to remedy or reasonably mitigate it within thirty (30) days after receiving notice to do so.

13.9        Either party may terminate this Agreement with immediate effect by notice to the other party if an Insolvency Event occurs in relation to the other party.

14.          Consequences of Termination

14.1        On termination or expiry of a Service, a part of a Service or this Agreement:

(a)
except as provided in clauses 3.3 and 14.2, and subject to any rights or obligations that have accrued before termination or expiration, no party shall have any further obligation to the other party for the Service, such part of a Service or this Agreement, as appropriate;

(b)
any licenses granted in relation to the Service, such part of a Service or this Agreement, as appropriate, shall terminate with immediate effect, except for licenses that also relate to any remaining Services, or parts of Services;

(c)
subject to clause 9.2 and each party’s obligations under the Separation Agreement, and except to the extent required to perform its remaining obligations under this Agreement, each party shall (and shall procure that its Affiliates shall), on request, promptly:

(i)	return or deliver to the other party all records and documents; and

(ii)	expunge all data from any IT System in its possession or control or that of any of its Affiliates,

in each case to the extent containing Confidential Information of the other party (or its Affiliates), or, at the other party’s direction, within twenty (20) days after receiving a written request by the other party, shall destroy it, and certify that the destruction has taken place. The party returning, expunging or destroying the Confidential Information may retain a copy of the Confidential Information for the purposes of, and so long as required by, any applicable Law, court or Regulator or its internal compliance procedures, and copies of any computer records and files containing any Confidential Information that have been created pursuant to automatic archiving and back-up procedures;

(d)	the Service Recipient shall immediately pay all amounts accrued for the Charges and other work performed before termination that have not already been paid; and

(e)
unless required for other Services, the relevant Service Provider may immediately disconnect any communications link by which the Service Recipient accesses any terminated Service, or part of a Service.

14.2        Termination or expiry of this Agreement shall not release any party from any liability that has already accrued to another party at termination or expiry.

14.3      The Surviving Provisions shall survive termination or expiry of this Agreement. If this Agreement is terminated or expires in respect of a Service then the rest of this Agreement shall continue in force.

15.          Data Protection

15.1        To the extent the provision of Services requires the Processing of Agreement Personal Data (as such terms are defined in Schedule 4 (Data Processing Provisions)), the terms under Schedule 4 (Data Processing Provisions) shall apply, and each party shall comply with its obligations under Schedule 4 (Data Processing Provisions). To the extent the provision of Services requires the processing (including Selling and Sharing, as such terms are defined in Schedule 5 (California Data Protection Addendum)) of Personal Information (as defined in Schedule 5 (California Data Protection Addendum)), the terms under Schedule 5 (California Data Protection Addendum) shall apply, and each party shall comply with its obligations under Schedule 5 (California Data Protection Addendum).

16.          Force Majeure

16.1       No party shall be liable for any failure to perform, or delay in performing, any obligation under this Agreement if the failure or delay results from any circumstance beyond its reasonable control. The affected party shall (a) use commercially reasonable efforts to mitigate the adverse impact on its performance therefrom, and (b) be entitled to a reasonable extension of the time for performing the obligation.

16.2       If the failure or delay under clause 16.1 exceeds sixty (60) days and has a material adverse impact on such party’s ability to perform a material obligation with respect to a Service, a part of a Service or this Agreement, then the other party may terminate such Service, such part of a Service or this Agreement, as applicable, by giving written notice to the such party.

17.          Confidentiality

17.1       Confidential Information. As used herein, Confidential Information means any confidential and proprietary information of a party, regardless of form, which such party considers to be confidential and proprietary, including information that: (i) if disclosed in writing, is labeled as “confidential” or “proprietary”; (ii) if disclosed orally, is designated confidential at disclosure; (iii) by nature or the circumstances of its disclosure, should reasonably be considered as confidential; or (iv) constitutes information or data related to the Services, including trade secrets, algorithms, source code, product/service specifications, prototypes, product roadmaps, Software, product pricing, marketing plans, financial data, personnel statistics, methods of manufacturing and processing, techniques, research, development, inventions (whether or not patentable and whether or not reduced to practice), data, ideas, concepts, drawings, designs and schematics. Notwithstanding the foregoing, the term Confidential Information shall not include information which: (A) rightfully becomes publicly available other than by a breach of a duty to the Disclosing Party or violation of Law; (B) is rightfully received by the Receiving Party from a Third Party without any obligation of confidentiality; (C) as evidenced by the Receiving Party’s written records, is rightfully known to the Receiving Party without any limitation on use or disclosure prior to its receipt from the Disclosing Party; or (D) is independently developed by or on behalf of the Receiving Party without use of or reference to the Confidential Information of the Disclosing Party.

17.2       Confidentiality Obligations. Each party and its Affiliates that receives, obtains or otherwise become aware of under or in connection with this Agreement (the Receiving Party) any Confidential Information of the other party or its Affiliates (the Disclosing Party), respectively, agrees to (i) keep the Disclosing Party’s Confidential Information confidential, (ii) use the Disclosing Party’s Confidential Information only as necessary to perform its obligations, exercise its rights under this Agreement or otherwise in connection with a Dispute, (iii) use a reasonable degree of care in keeping the Disclosing Party’s Confidential Information confidential, and (iv) limit access to the Disclosing Party’s Confidential Information to its personnel, Affiliates, assignees, contractors, subcontractors, authorized representatives and advisors (including any financial, tax, legal and technical advisors), in each case, who have a need to access or know such Confidential Information for the purpose of performing its obligations and exercising its rights under this Agreement and who have been apprised of these confidentiality obligations. Except as otherwise expressly provided in this Agreement, nothing in this Agreement is intended to grant to the Receiving Party any rights in or to any Confidential Information of the Disclosing Party.

17.3       Disclosure Required by Law. In the event that the Receiving Party is requested or required by Law (including subpoena or court order) to disclose any Confidential Information of the Disclosing Party, the Receiving Party shall, to the extent legally permissible, provide prompt written notice to the Disclosing Party of such request or requirement, so that the Disclosing Party will have a reasonable opportunity to seek confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise) and, upon request, the Receiving Party shall reasonably cooperate with the Disclosing Party in seeking confidential treatment of such Confidential Information or other appropriate relief from such Law. If, in the absence of a protective order, other confidential treatment or waiver under this Agreement, the Receiving Party is advised by its legal counsel that it is legally required to disclose such Confidential Information, the Receiving Party may disclose such Confidential Information without liability under this clause 17; provided, that the Receiving Party exercises commercially reasonable efforts to obtain reliable assurances that confidential treatment will be afforded any such Confidential Information prior to its disclosure and discloses only the minimum amount of such Confidential Information necessary to comply with such Law. Similarly, with respect to any disclosure of Confidential Information in connection with a Dispute, the Receiving Party shall exercise commercially reasonable efforts to obtain reliable assurances that confidential treatment will be afforded any Confidential Information of the Disclosing Party prior to its disclosure.

17.4       Disclosure in Connection with Due Diligence. The terms of this Agreement shall be the Confidential Information of both parties. A party may provide this Agreement to any Third Party, subject to confidentiality obligations no less restrictive than those set forth in this clause 17, if required to do so in connection with any diligence for any actual or potential bona fide business transaction with such Third Party related to the subject matter of this Agreement (including an acquisition, divestiture, merger, consolidation, asset sale, financing or public offering).

18.          General

18.1       Costs. Except as otherwise provided in this Agreement, each party shall pay its own Costs incurred in connection with negotiating, preparing and completing this Agreement. The Service Recipient shall pay all stamp or other documentary or transaction duties, transfer taxes and notarisation fees (and any interest or penalties relating to them) arising as a result of this Agreement or its implementation.

18.2       References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires: (i) the words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”; (ii) references in this Agreement to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement (unless expressly stated otherwise); (iii) the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement; (iv) the word “or” shall have the inclusive meaning represented by the phrase “and/or”; (v) any reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; (vi) any reference to any Law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability; (vii) unless the context requires otherwise, any references in this Agreement to “Holcim” shall also be deemed to refer to the applicable member of the Holcim Group, references to “SpinCo” shall also be deemed to refer to the applicable member of the SpinCo Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Holcim or SpinCo shall be deemed to require Holcim or SpinCo, as the case may be, to cause the applicable members of the Holcim Group or the SpinCo Group, respectively, to take, or refrain from taking, any such action; (viii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”; (ix) all references to “$” or dollar amounts are to the lawful currency of the United States of America; (x) any capitalized terms used in any Schedule to this Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement; and (xi) references in this Agreement to any time shall be to New York, New York time unless otherwise expressly provided herein.

18.3        Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received, (i) on the date of transmission if sent via email (provided, however, that notice given by email shall not be effective unless either (A) a duplicate copy of such email notice is promptly given by one of the other methods described in this clause 18.3 or (B) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this clause 18.3 (excluding “out of office” or other automated replies)), (ii) when delivered, if delivered personally to the intended recipient, and (iii) one (1) Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the address for such party set forth below (or at such other address for a party as shall be specified from time to time in a notice given in accordance with this clause 18.3):

If to Holcim:

Holcim Ltd
Grafenauweg 10
6300 Zug, Switzerland
Attention:	Lukas Studer, Group General Counsel Jeremy Keim, Associate General Counsel, Corporate & M&A
Email:	[Redacted] [Redacted]

If to SpinCo:

Amrize Ltd
8700 W. Bryn Mawr Avenue, Suite 300
Chicago, IL 60631
Attention:	Denise Singleton, Chief Legal Officer and Corporate Secretary
Email:	[Redacted]

18.4        Waiver.

(a)	Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

(b)
No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

18.5       Modification or Amendment. This Agreement may only be amended, modified or supplemented, in whole or in part, in a writing signed on behalf of each of the parties in the same manner as this Agreement and which makes reference to this Agreement.

18.6       No Assignment; Binding Effect; Subcontracting. This Agreement, and any of the rights, interests or obligations under this Agreement, may not be assigned or transferred, in whole or in part, by operation of Law or otherwise, by either of the parties without the prior written consent of the other party (which consent such other party may grant or withhold in its sole discretion); provided, that (i) each party may assign or transfer, in whole or in part, by operation of Law or otherwise, this Agreement to one or more of its Affiliates in connection with a bona fide internal restructuring or reorganization, and (ii) each party may assign or transfer, in whole (but not in part), by operation of Law or otherwise, this Agreement to the successor to all or substantially all of its business or assets (and not, for the avoidance of doubt, in connection with any other direct or indirect transfer of this Agreement to a Third Party); provided, further, that the Person to which this Agreement is assigned or transferred shall agree in writing to be bound by the terms of this Agreement as if named as a party hereto with respect to all or such portion of this Agreement so assigned or transferred. Any purported assignment in violation of this clause 18.6 shall be void ab initio. No assignment or transfer shall relieve the assigning or transferring party of any of its obligations under this Agreement that accrued prior to such assignment or transfer unless agreed to by the non-assigning or non-assigning party. Without limiting the generality of the foregoing in this clause 18.6, the Service Provider may subcontract the performance of any of its obligations under this Agreement to its Affiliates and/or to Third Parties (provided, that the Service Provider shall be responsible for ensuring the compliance by such subcontractors with the provisions of this Agreement applicable to the Service Provider (including applicable Service Levels), and shall use commercially reasonable efforts to ensure that such subcontracting does not result in materially increased Costs for the Service Recipient).

18.7       Third-Party Beneficiaries. Except with respect to each party’s indemnification obligations hereunder, this Agreement is solely for the benefit of each party hereto and its respective Affiliates, successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person, and should not be deemed to confer upon any Third Party any remedy, claim, liability, reimbursement, Proceedings or other right in excess of those existing without reference to this Agreement.

18.8       Affiliates. Each of the parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Affiliate of such party that is a Service Provider or Service Recipient in accordance with the terms hereof.

18.9       Titles and Headings. Titles and headings to clauses are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

18.10     Governing Law. This Agreement, and all actions, causes of action, or claims of any kind (whether at law, in equity, in contract, in tort, or otherwise) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any action, cause of action, or claim of any kind based upon, arising out of, or related to any representation or warranty made in, in connection with, or as an inducement to this Agreement) shall be governed by and construed in accordance with the law of the State of Delaware, irrespective of the choice of law principles of the State of Delaware, including, without limitation, Delaware laws relating to applicable statutes of limitations and burdens of proof and available remedies.

18.11      Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from.

18.12    Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

18.13     No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

18.14      Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTE. EACH OF THE PARTIES HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A PROCEEDING ARISING OUT OF OR RELATING TO A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND THAT NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, OR REPRESENTATIVE OF ANY PARTY SHALL REQUEST A JURY TRIAL IN ANY SUCH PROCEEDING NOR SEEK TO CONSOLIDATE ANY SUCH PROCEEDING WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE 18.14.

18.15    Complete Agreement. This Agreement, including the exhibits and schedules attached hereto, and the Separation Agreement and other Ancillary Agreements (and the exhibits and schedules thereto) shall constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. Notwithstanding anything to the contrary in this Agreement or Separation Agreement, in the case of any conflict between the provisions of this Agreement and the provisions of the Separation Agreement, (i) the provisions of this Agreement shall prevail to the extent related to the subject matter hereof, and (ii) the provisions of the Separation Agreement shall prevail otherwise.

18.16     Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Execution of this Agreement or any other documents pursuant to this Agreement by email attaching DocuSign or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

19.          Dispute Resolution

19.1      Each party’s Project Leaders shall use good faith efforts to resolve any Dispute hereunder without the necessity of any formal proceeding relating thereto. Without limiting the generality of the foregoing, if the parties’ Project Leaders do not resolve a Dispute hereunder within fifteen (15) Business Days following a party’s receipt of a written notice from the other party alleging a Dispute (which period may be extended upon the mutual written agreement of the parties), then either party may submit such Dispute to final and binding arbitration pursuant to Section 8.3 of the Separation Agreement. The parties acknowledge and agree that Article VIII (other than Section 8.2) of the Separation Agreement is hereby incorporated into this Agreement, and the procedures set forth therein shall apply, mutatis mutandis, to Disputes hereunder.

* * * * *

[SIGNATURE PAGE FOLLOWS]

Exhibit 10.1

SIGNATURE

This Agreement is signed by duly authorized representatives of the parties:

SIGNED	)	SIGNATURE:	/s/ Steffen Kindler
for and on behalf of	)	NAME:	Steffen Kindler
Holcim Ltd	)	TITLE:	Chief Financial Officer

	)	SIGNATURE:	/s/ Lukas Studer
	)	NAME:	Lukas Studer
	)	TITLE:	Group General Counsel

SIGNED	)	SIGNATURE:	/s/ Denise Singleton
for and on behalf of	)	NAME:	Denise Singleton
Amrize Ltd	)	TITLE:	Authorized Person

	)	SIGNATURE:	/s/ Samuel Poletti
	)	NAME:	Samuel Poletti
	)	TITLE:	Authorized Person

[Signature Page to Transition Services Agreement]